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                                                                     Exhibit 5.1



                                August 9, 2000


U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


     Re:  Registration Statement Form SB-2 Applied Voice Recognition, Inc.

Ladies and Gentlemen:

     We have acted as counsel to Applied Voice Recognition, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, on a Registration Statement, as amended, on Form SB-2 (the "Registration Statement") of the offer and resale from time to time of 21,210,176 shares (the "Shares") of the Company's common stock, par value $.001 per share (the "Common Stock").

     We have examined such corporate records, documents, instruments and certificates of the Company, and have reviewed such questions of law as we have deemed necessary, relevant or appropriate to enable us to render the opinion expressed herein. In such examination, we have assumed without independent investigation the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons, and the conformity of any documents submitted to us as copies to their respective originals. As to certain questions of fact material to this opinion, we have relied without independent investigation upon statements or certificates of public officials and officers of the Company.

     Based upon such examination and review, we are of the opinion that (1) the Shares (other than Shares issuable in lieu of cash interest payments, or upon the exercise of warrants or conversion of series 2 preferred stock) are duly authorized, legally issued, fully paid and non-assessable; (2) the Shares issuable in lieu of cash interest payments, if, as and when issued by the Company, are duly authorized and, upon issuance in the manner and for the consideration expressed in the Company's agreements with certain of its stockholders, will be legally issued, fully paid and non-assessable; and (3) the Shares issuable upon exercise of warrants or conversion of series 2 preferred stock, if, as and when issued by the Company, are duly authorized and, upon exercise and conversion thereof in the manner and for the consideration expressed in such warrants and series 2 preferred stock, will be legally issued, fully paid and non-assessable.

     We consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus included as a part of the Registration Statement. In giving this consent, we do not admit that this firm is in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

     This opinion is rendered on the date hereof and we disclaim any duty to advise you regarding any changes in the matters addressed herein.


                                        Very truly yours,


                                        /s/ Porter & Hedges. L.L.P.
                                        Porter & Hedges, L.L.P.